Exhibit 99.1

For More Information Contact:

Worldwide Media and Investors:	North American Media:
Ria Marie Carlson	Jennifer Baier
+1 (714) 382-4400	(714) 382-2692
ria.carlson@ingrammicro.com	jennifer.baier@ingrammicro.com

Foster to Retire as Ingram Micro CEO, will become Non-executive Chairman
Greg Spierkel Appointed CEO
Kevin Murai Promoted to President and COO

     SANTA ANA, Calif., April 6, 2005 — Leading technology distributor Ingram Micro Inc. (NYSE: IM) today announced that Kent B. Foster, chairman and chief executive officer, has decided to retire as the company’s chief executive officer and will become non-executive chairman, effective June 1, 2005.

     Gregory M.E. Spierkel, president, will replace Foster as chief executive officer, while Kevin M. Murai, currently president along with Spierkel, will be promoted to president and chief operating officer. Both Spierkel and Murai have been nominated to stand for election to the board of directors at the company’s June 1, 2005, annual meeting of shareowners.

     “The board believes that Kent’s achievements over the last five years have been exemplary and the company is fortunate that he agreed to serve as non-executive chairman,” said Joe B. Wyatt, lead director of Ingram Micro’s board. “By nearly every measure, the company has become stronger and more nimble under Kent’s leadership. The improvements made during his tenure are far-reaching. He worked tirelessly to develop a stronger management team, build a rock-solid balance sheet, create a more effective infrastructure and generate greater earnings leverage. The company is now on a solid foundation for growth. Greg and Kevin are high-caliber executives, and the board is confident that they are well prepared to lead Ingram Micro to future success. This will continue to be a powerful, enthusiastic leadership team with an impressive command of the business.”

      According to Dale Laurance, member of the board of directors and chair of the board’s corporate governance committee, the company has been diligent about succession planning and is committed to strong corporate governance.

     “Kent is an excellent chairman with significant board experience, and we’re pleased that he will maintain that role,” said Laurence. “His continuing leadership creates a healthy transition for the company. The separation of the chairman and CEO position is considered best practice by many corporate governance experts. In this new structure, Kent will continue to preside over board activities, but will transfer his day-today management of the company to Greg and Kevin. With Kent in a separate chairman position, the board’s management oversight capabilities will strengthen and the company will continue to benefit from his business expertise and knowledge of the organization.”

      Foster, who celebrated his fifth anniversary with the company last month, added that he is looking forward to providing ongoing counsel to the executive team and leadership to the board.

     “I have tremendous respect for the entire Ingram Micro organization and I’m honored that the board has asked me to maintain my connection to the company as chairman,” he said. “I’m proud of the team’s accomplishments during my years as chairman and CEO. Through hard work and dedication to being the best, we have significantly improved the company’s operations and position in the worldwide marketplace. Greg and Kevin played major roles in our success story. They have excelled as presidents, leading the company through its largest acquisition, innovative business model enhancements and major growth initiatives. They make a great team, with complementary skills and experience, and are superb leaders. I’m confident that they will continue to drive success for our organization.”

      Spierkel, 48, joined Ingram Micro in 1997 as president of the Asia-Pacific region. He was instrumental in the acquisition of Electronic Resources Limited, which established the company’s presence in the region. Two years later, he became president of Ingram Micro Europe, where he led the operation from break-even performance to the regional profit leader. He was promoted to corporate president in March 2004. Before joining Ingram Micro, Spierkel spent 11 years at Mitel Corporation, a Canadian manufacturer of telecommunications and semiconductor products, where he was president of North America and vice president of global sales and marketing.

     Murai, 41, joined Ingram Micro in 1988 as an information systems manager for the Canadian region. He became vice president of Canadian operations in 1993 and president of Ingram Micro Canada in 1997. In early 2000, he was promoted to president of Ingram Micro U.S. and was named president of the North American region when the company consolidated the United States and Canadian regions two years later. He was promoted to corporate president in March 2004.

     “On behalf of the board of directors, I congratulate Greg and Kevin on their promotions,” said Wyatt. “We look forward supporting them as the company pursues its plans for profitable growth. And, we especially want to thank Kent for his tremendous work as CEO. He put this company on the right path, and we appreciate his leadership. We are grateful that he will continue this legacy at the board level.”

About Ingram Micro Inc.

     Ingram Micro is the world’s largest technology distributor. As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

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